As filed with the Securities and Exchange Commission on November 17, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to

Form S-8 Registration Statement No. 333-211304

Form S-8 Registration Statement No. 333-242084

Form S-8 Registration Statement No. 333-265254

Form S-8 Registration Statement No. 333-287660

UNDER

THE SECURITIES ACT OF 1933

CORECARD CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	58-1964787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Meca Way, Norcross, Georgia 30093

(Address of registrant’s principal executive offices)(ZIP Code)

(770) 381-2900

(Registrant’s telephone number, including area code)

Intelligent Systems Corporation 2003 Incentive Stock Plan

Intelligent Systems Corporation 2015 Incentive Stock Plan

Intelligent Systems Corporation 2011 Non-Employee Directors’ Stock Plan

Intelligent Systems Corporation 2020 Non-Employee Directors’ Stock Incentive Plan

CoreCard Corporation 2022 Employee Stock Incentive Plan

CoreCard Corporation 2025 Employee Stock Incentive Plan

(Full titles of the plans)

Adam Godderz

Secretary

CoreCard Corporation

One Meca Way

Norcross, Georgia 30093

(770) 381-2900

(Name, address and telephone number of agent for service)

Copies To:

Patrick Respeliers

Stinson LLP
1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

(404) 815-6516

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of CoreCard Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

●

Registration Statement No. 333-211304, registering (i) 226,600 shares of common stock, par value $0.01 per share of the Company, issuable pursuant to outstanding equity awards under the 2003 Incentive Stock Plan and the 2011 Non-Employee Directors’ Stock Plan, and (ii) and additional 126,000 and 750,000 of the shares of common stock available for the future issuance under the 2011 Non-Employee Directors’ Stock Plan and the 2015 Incentive Stock Plan, respectively, filed with the SEC on May 12, 2016;

●

Registration Statement No. 333-242084, registering 200,000 shares of common stock, issuable pursuant to the Intelligent Systems Corporation 2020 Non-Employee Directors’ Stock Incentive Plan, filed with the SEC on August 7, 2020;

●

Registration Statement No. 333-265254, registering 750,000 shares of common stock, issuable pursuant to the CoreCard Corporation 2022 Employee Incentive Compensation Plan, filed with the SEC on May 27, 2022; and

●	Registration Statement No. 333-287660, registering 750,000 common stock, issuable pursuant to the CoreCard Corporation 2025 Employee Incentive Compensation Plan, filed with the SEC on May 30, 2025.

On October 30, 2025, pursuant to the Agreement and Plan of Merger, dated as of July 30, 2025, by and among Euronet Worldwide, Inc., a Delaware corporation (“Parent”), Genesis Merger Sub Inc., a Georgia corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger and a wholly-owned subsidiary of Parent.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Shares registered under the Registration Statements that remain unsold as of the date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Norcross, Georgia, on November 17, 2025.

CORECARD CORPORATION

By:	/s/ Adam Godderz
Name:	Adam Godderz
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.